EXHIBIT 99.2

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK ANNOUNCES PRICING OF $180 MILLION

CONVERTIBLE SENIOR SUBORDINATED NOTES

Minneapolis, August 9, 2004 – ATK (NYSE: ATK) today announced the pricing of its offering of $180 million aggregate principal amount of its 3.00 percent convertible senior subordinated notes due 2024 in a private placement pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).  In addition, the company has granted the initial purchaser of the notes the option to purchase up to an additional $20 million aggregate principal amount of notes.  The private placement is expected to close on August 13, 2004.

The notes will be unsecured, senior subordinated obligations of the company and will, subject to certain limitations, be guaranteed on a senior subordinated basis by substantially all of the company’s existing subsidiaries.  The notes may be convertible into shares of the company’s common stock upon the occurrence of certain events, at a conversion rate of 12.5392 shares per $1,000 principal amount of notes, subject to adjustment.  Interest will accrue on the notes at a rate of 3.00 percent per annum.  In addition, after Aug. 20, 2014, the company will pay additional interest of 30 basis points per annum during specified six-month periods if the trading price of the notes exceeds 120 percent of the principal amount of notes for specified periods.  The notes will be redeemable at the company’s option on or after Aug. 20, 2014, and holders of the notes will, on specified dates and upon the occurrence of certain circumstances, have the right to require the company to repurchase all or some of their notes.  The notes will mature on August 15, 2024.

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ATK intends to use the net proceeds from the offering for its intended acquisition of the PSI Group and for general corporate purposes.

These securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The statements in this press release regarding the use of proceeds of the offering and certain other information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  For further information on factors that could impact the company, and statements contained herein, reference should be made to the company’s filings with the Securities and Exchange Commission.

ATK is $2.4 billion advanced weapon and space systems company employing 13,100 people in 23 states.  News and information can be found at www.atk.com.

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